Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder of Nuveen Churchill Private Capital Income Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of assets and liabilities, including the consolidated schedule of investments of Nuveen Churchill Private Capital Income Fund and its subsidiaries (the “Company”) as of December 31, 2022, and the related consolidated statements of operations, changes in net assets and cash flows for the period from February 8, 2022 (inception) through December 31, 2022, and in our report dated March 9, 2023, we expressed an unqualified opinion thereon. In our opinion, the information set forth in the senior securities table of Nuveen Churchill Private Capital Income Fund as of December 31, 2022 appearing within the “Senior Securities” section on page 99 in this Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/PricewaterhouseCoopers LLP

New York, New York
March 9, 2023